Exhibit 99.1

DIRTT announces 2019 third quarter financial results

Calgary, Alberta (November 7, 2019) — DIRTT Environmental Solutions Ltd. (“DIRTT,” the “Company,” “we” or “us”) (TSX: DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, today announced its financial results for the three months ended September 30, 2019. All financial information in this release is presented in U.S. dollars, unless otherwise stated.

THIRD QUARTER 2019 VS. THIRD QUARTER 2018

•	Revenue of $65.4 million vs. $73.9 million (down 12%)

•	Gross Profit Margin of 38.1% vs. 40.7%

•	Adjusted Gross Profit Margin[1] of 41.8% vs. 44.0%

•	Operating expenses of $17.6 million[2] vs. $30.4 million

•	Net income of $5.8 million or $0.07 per share vs. net loss of $(1.4) million or $(0.02) per share

•	Adjusted EBITDA[1] of $8.1 million vs. $13.1 million

•	Adjusted EBITDA Margin[1] of 12.3% vs. 17.7%

Notes:	(1) See “Non-GAAP Financial Measures”

(2) 2018 Operating expenses include a $6.1 million impairment, $2.2 million reorganization costs and $2.0 million of stock-based compensation expense. 2019 Operating expenses include a $2.4 million recovery of stock-based compensation

THIRD QUARTER 2019 RESULTS

Kevin O’Meara, DIRTT’s chief executive officer, stated: “Our third quarter revenue of $65.4 million was 12% below the same quarter of 2018. Several factors continue to impact our 2019 revenue, including the disruption to our salesforce and distribution partner network from 2018’s management transition, the impact of an immature go-to-market approach, an inadequately supported sales force working on a long sales-cycle, as well as the revised timing of various projects and the loss of certain expected projects. It has become clear as the year progressed that the sales and marketing organization with which we entered 2019 has been unable to deliver on the opportunities identified and on which our prior guidance was based, and therefore, we anticipate fourth quarter revenue to be lower than expected. This has been driven largely by a historical lack of training, individual accountability and necessary processes and tools. Our belief in the size of our market opportunity — and the resonance of DIRTT’s value proposition within it — remains unchanged. Accordingly, we have embarked on a comprehensive transformation of these functions that we believe will create a scalable platform from which to generate profitable growth.

“During the quarter, we took significant steps to establish DIRTT’s commercial function. We began implementing our comprehensive sales and marketing strategy, which includes newly established sales roles to support growth, dedicated resources to strategic national accounts, and the creation of marketing programs, systems and communications to drive lead generation. Our commercial function is being spearheaded by our new chief commercial officer, Jennifer Warawa, who joined DIRTT effective September 16, 2019. While the expected benefits of these initiatives take time to realize, we believe they are the foundation of a robust and sustainable approach to generating future sales growth.

“Brandon Jones has joined DIRTT as vice president of strategy, effective September 30, 2019. He will be responsible for the project management of DIRTT’s commercial strategy implementation, supporting Ms. Warawa. Mr. Jones was most recently a project leader for the Boston Consulting Group and has a mechanical engineering degree from the University of Southern California and an MBA from the

University of Chicago. He also served as a commercial general contractor for eight years prior to earning his MBA.

“In our manufacturing operations, we have been moving ahead with a metrics-based approach to lean manufacturing within our facilities, with a focus on Safety, Quality, Delivery, Inventory and Productivity (SQDIP). This approach is being implemented in all our facilities, along with related systems, and has begun to yield improvements. These improvements were offset, however, by lower leverage on fixed manufacturing costs and underutilized labor capacity from lower-than-expected revenue. Adjusted Gross Profit Margin decreased to 41.8% in the third quarter of 2019, compared to 44.0% in the third quarter of 2018. Accordingly, Adjusted EBITDA also decreased comparatively to $8.1 million, or 12.3% of revenue, reflecting both the lower sales and decreased gross margin, offset by a $1.3 million reversal of a claims provision.

“Moving forward with our manufacturing capacity expansion, in early October we entered into a lease agreement for our previously announced combined tile and millwork factory. The new facility will be located in the Charlotte metropolitan area, less than 30 minutes from the Charlotte Douglas International Airport in North Carolina, and will include a world-class DIRTT Experience Center (DXC). Charlotte Douglas is one of the busiest airports in the United States, and the new DXC will serve as our east coast sales and marketing hub.

“We expect the total cost of this new facility to be approximately $18.5 million, excluding the cost of the DXC, for which planning is currently underway. In August 2019, we paid $1.6 million to equipment suppliers for customized equipment for this facility that has an anticipated delivery in the second half of 2020. We expect this new location to maximize DIRTT’s production efficiency, allow us to better serve our customers geographically, and afford us the capacity to support growth while maintaining our rapid manufacturing lead times. We expect commercial operations to begin in the first quarter of 2021.

“Trading of our common shares on The Nasdaq Global Select Market (“Nasdaq”) commenced October 9, 2019. As a result of the listing, DIRTT’s financial statements are now reported under the accounting principles generally accepted in the United States (“GAAP”) and in U.S. dollars. We also ceased our offering of a cash-surrender option for employee stock options. Year-to-date one-time costs of the Nasdaq listing are approximately $2.5 million, and we expect to incur approximately $0.5 million of additional costs in the fourth quarter of 2019.

“Within the area of product development, Geoff Gosling, director of innovation, has decided to retire. Mr. Gosling, who ceased to be an executive officer earlier in the year, was one of DIRTT’s founders and our first leader of product development, and was one of the principal inventors of DIRTT’s solutions. His retirement will allow for him to spend well-deserved time with his family.

“Colin Blehm, who has been with DIRTT for over 15 years and has led the product development team for the last nine months, has been named vice president of product development and will continue reporting to me in this capacity. Mr. Blehm led the development of the groundbreaking Reflect™ ultra-minimalist wall we announced in October, and he is also responsible for leading efforts on a number of product innovations that resulted in patents for DIRTT. Prior to joining DIRTT, Mr. Blehm worked with Evans Consoles in the areas of product development and research and development.

“We began this year with the expectation that our fiscal 2019 revenue would be 5% to 10% higher than our 2018 revenue, with corresponding increases in net income and adjusted EBITDA. With increasing recognition of challenges associated with the overall management changes and the immature nature of our commercial function, we revised our expectation downward as the year progressed. In addition, we said that we expected Adjusted EBITDA to be impacted by certain one-time costs related to the sales and marketing plan, Nasdaq listing, and operating consulting costs. Management now expects 2019 revenue to be 7% to 10% lower than 2018 revenue, which equates to estimated fourth quarter revenue of between $52 million and $60 million. Management also expects Adjusted EBITDA to be negatively impacted by deleveraging of fixed costs on lower revenue.”

Mr. O’Meara added: “While 2019 has been a challenging year and we are clearly not satisfied with the results, it is a transition year. We have made significant strides toward enhancing our management team, our commercial organization and marketing strategy. Despite the revenue decline and associated one-time consulting and listing costs, we expect to exit 2019 in a strong financial position with a net cash balance at least equal to last year and increased liquidity from a larger credit facility.”

The Company’s Analyst Day for institutional investors and securities analysts is scheduled for November 12, 2019 in New York City. At that time, DIRTT’s management team will present the Company’s long-term growth strategy, including revenue and Adjusted EBITDA targets the Company is working to achieve by the end of 2023.

THIRD QUARTER FINANCIAL REVIEW

Revenue

Revenue decreased in the three months ended September 30, 2019 by $8.5 million or 12% compared to the same period of 2018. Revenue decreased due to several factors, including the impact of a large healthcare project in 2018 that was not replaced in 2019. We also believe the distraction from significant management changes during 2018 on a long sales cycle combined with the current immature and transitional state of our sales and marketing function limited our ability to take advantage of the growth opportunities in our market. The recent enhancements to our organizational structure and senior management team have not yet positively affected sales due to, we believe, our long sales cycle.

Gross Profit / Gross Profit Margin / Adjusted Gross Profit / Adjusted Gross Profit Margin

Gross profit and gross profit margin decreased to $24.9 million or 38.1% for the three months ended September 30, 2019, from $30.1 million or 40.7% for the three months ended September 30, 2018. The decrease is largely due to an increase in unused labor capacity and reduced fixed cost leverage on lower revenue levels. Reductions in direct material and transportation costs, due to improved efficiency and product mix, offset the incremental material costs of $0.8 million (1.0% reduction in gross profit margin) that is expected to mitigate warping of our tiles.

Adjusted Gross Profit1 and Adjusted Gross Profit Margin1 decreased to $27.3 million or 41.8% in the third quarter of 2019, from $32.5 million or 44.0% in the same period of 2018, for the reasons described above.

Sales and marketing expenses

Sales and marketing expenses decreased $1.4 million to $8.6 million for the three months ended September 30, 2019, from $10.0 million for the three months ended September 30, 2018. Included in sales and marketing expenses in the three months ended September 30, 2019 were $0.7 million of one-time consulting costs related to a sales and marketing plan that was developed with the assistance of an internationally recognized consulting firm. This cost was offset by a $1.5 million reduction in

[1]	See “Non-GAAP Financial Measures.”

commission expense on lower revenues. Additionally, we continued to benefit from decreases in travel, meals and entertainment costs as well as cost reductions related to trade shows. None of these expense reductions are expected to materially affect our future sales revenue.

General and administrative expenses

General and administrative (“G&A”) expenses increased $0.1 million to $7.3 million for the three months ended September 30, 2019 from $7.2 million for the three months ended September 30, 2018. Included in G&A was $1.4 million of one-time costs related to the Nasdaq listing incurred in the third quarter of 2019, offset by a $1.3 million reversal of a claims provision. Beginning in 2020, we anticipate incremental annual non-listing related costs as a result of becoming a U.S. registrant of approximately $1.5 to $2.0 million, driven largely by increased director and officer insurance premiums and the costs of maintaining two listings, as well as expected increases in audit, legal, and other compliance costs.

Operations support expenses

Operations support expenses increased $0.5 million to $2.4 million for the three months ended September 30, 2019, from $1.9 million for the three months ended September 30, 2018, largely due to an increase in consulting costs during the quarter. The consulting costs incurred were to assist with the evaluation of current operations and the rectification of the tile warping issue and increases in personnel costs due to increased headcount and an increased provision for variable compensation.

Technology and development expenses

Technology and development expenses increased $0.8 million to $1.7 million for the three months ended September 30, 2019, compared to $0.9 million for the three months ended September 30, 2018. The increase is due to a $0.3 million decrease in capitalized salaries for the three months ended September 30, 2019, as the current mix of projects undertaken included a higher portion of efforts related to business process improvements that were not eligible for capitalization. Additionally, we had a higher provision for variable compensation in the three months ended September 30, 2019, and $0.3 million additional salary and benefit costs were classified as cost of sales of technical services during the period.

Stock-based compensation

Stock-based compensation reflected a $2.4 million recovery for the three months ended September 30, 2019, compared to an expense of $2.0 million for the same period of 2018. We recorded fair value adjustments on cash settled stock options during the three months ended September 30, 2019 with no fair value adjustment required in the respective prior year periods. Following our listing on the Nasdaq on October 9, 2019, we ceased allowing cash surrender of options. As a result, we will cease the associated liability accounting for our stock option plan, which required quarterly fair value adjustments while the cash surrender option was allowed.

Net income

Net income was $5.8 million or $0.07 per share in the third quarter of 2019, compared to a net loss of $1.4 million or $0.02 net loss per share for the third quarter of 2018. The variances are the result of changes in gross profit and operating expenses as described above. Net income for the three months ended September 30, 2019 includes a $2.4 million recovery in stock-based compensation, compared to a $2.0 million expense in the same period of 2018, and no reorganization or impairment expenses for the three months ended September 30, 2019, compared to $2.2 million and $6.1 million, respectively, in the same period of 2018.

Adjusted EBITDA / Adjusted EBITDA Margin2

For the three months ended September 30, 2019, Adjusted EBITDA and EBITDA Margin decreased to $8.1 million or 12.3% from $13.1 million or 17.7% in the same period of 2018. This reflects the $5.2 million decrease in Adjusted Gross Profit, the impacts of $2.4 million of one-time costs in operating expenses (which included $0.7 million related to the Sales & Marketing Plan, $1.4 million of Nasdaq listing costs, and $0.3 million of operations consulting costs) partially offset by ongoing cost reductions, the reversal of a $1.3 million provision and a $0.5 million increase in foreign exchange gains.

Liquidity and capital resources

Cash and cash equivalents at September 30, 2019 totaled $56.6 million, an increase of $3.2 million from December 31, 2018. In July 2019, we entered into a C$50.0 million revolving operating facility with the Royal Bank of Canada (the “RBC Credit Facility”). Drawdowns under the RBC Credit Facility are available in both Canadian and U.S. dollars. The RBC Credit Facility replaced the $18.0 million revolving operating facility with Comerica Bank that expired on June 30, 2019.

Conference call and webcast details

To discuss these financial results in greater detail, a conference call and webcast for the investment community is scheduled for Friday, Nov. 8, 2019, at 8:00 a.m. MST (10:00 a.m. EDT). The call and webcast will be hosted by Kevin O’Meara, chief executive officer; Geoff Krause, chief financial officer; and Kim MacEachern, director of investor relations.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in 10 minutes prior to the start time. For the live webcast (in listen-only mode) visit https://edge.media-server.com/mmc/p/4aj92y9h.

Investors are invited to submit questions to ir@dirtt.net before and during the call. Supplemental information slides will be available with the webcast and at dirtt.net/investors prior to the call start.

A replay of the call and webcast will be available from 11:00 a.m. MDT (1:00 p.m. EST) on Nov. 8, 2019 until 9:59 p.m. MDT (11:59 p.m. EST) on November 15, 2019:

•	By phone at +1-855-859-2056 with passcode 2577557;

•	Online at https://edge.media-server.com/mmc/p/4aj92y9h; and

•	On DIRTT’s website at dirtt.net/financial-reports.

Non-GAAP Financial Measures

Note regarding use of non-GAAP financial measures

Our consolidated financial statements are prepared in accordance with GAAP. Those GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in

[2]	See “Non-GAAP Financial Measures.”

accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period to period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt, or foreign exchange movements on debt revaluation), asset base (depreciation and amortization), tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Reorganization expenses, impairment expenses, depreciation and amortization, and stock-based compensation are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this press release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA	EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables below.

The following table presents a reconciliation for the third quarter 2019 and 2018 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three Months Ended September 30,
	2019	2018
	($ in thousands)
Net income (loss) for the period	$5,802	$(1,433)
Add back (deduct):
Interest Expense	3	98
Interest Income	(228)	(101)
Income Tax Expense	1,959	684
Depreciation and Amortization	2,925	3,544

EBITDA	$10,461	$2,792
Stock-based Compensation Expense (Recovery)	(2,389)	2,037
Non-cash Foreign Exchange Gain on Debt Revaluation	—	(101)
Impairment Expense	—	6,098
Reorganization Expense	—	2,236

Adjusted EBITDA	$8,072	$13,062

Net Income Margin (net income divided by revenue)	8.9%	(1.9)%

Adjusted EBITDA Margin	12.3%	17.7%

The following table presents a reconciliation for the three months ended September 30, 2019 and 2018 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

	Three Months Ended September 30,
	2019	2018
	($ in thousands)
Gross Profit	24,934	30,085
Gross Profit Margin	38.1%	40.7%
Add: Depreciation and Amortization Expense	2,375	2,422

Adjusted Gross Profit	27,309	32,507

Adjusted Gross Profit Margin	41.8%	44.0%

Special Note Regarding Forward-Looking Statements

Certain information and statements contained in this news release constitute “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws,. The Company hereby cautions investors about important factors that could cause the Company’s actual results or outcomes to differ materially from those projected in any Forward-Looking Information contained in this news release. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “target,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. In particular, this news release contains Forward-Looking Information with respect to, among other things, the cost of new facilities and the expected commencement date for commercial operations; expected revenue, Adjusted EBITDA and net cash balances; expected growth from organizational changes; and expected costs related to the Nasdaq listing and non-listing related costs as a result of becoming a U.S. registrant. Forward-Looking Information is based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. Important factors that could cause actual results to differ materially from those in the Forward-Looking Information includes, but are not limited to: competition in the interior construction industry; global economic, political and social conditions and financial markets; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; loss of our key executives; labor shortages and disruptions in our manufacturing facilities; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies of certain key components and materials; our ability to achieve requisite capacity from our existing manufacturing facilities; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other factors and risks described under the heading “Risk Factors” included in our Registration Statement on Form 10 filed with the Securities and Exchange Commission on September 20, 2019.

Since actual results or outcomes could differ materially from those expressed in the Forward-Looking Information provided by or on behalf of the Company, investors and others should not place undue reliance on any such Forward-Looking Information.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary and the Company works with nearly 100 sales construction partners globally. DIRTT trades on the Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539